Exhibit 10.122

Eos/IFS Cost Sharing Agreement

I.F.S. of New Jersey, Inc. (IFS) and its sole shareholder, Eos International, Inc. (Eos) consent to enter into a Cost Sharing Agreement as of January 5, 2004.

Whereas the parent Eos International, Inc. provides strategic guidance and managerial services through its CEO and board of directors that benefit IFS and whereas Eos in its position as a publicly held entity provides capital raising potential to its subsidiaries and ownership liquidity to its shareholders, and its primary source of funds to cover the costs of these activities is through the operation of its subsidiaries, Eos and IFS agree that IFS will participate in an allocation of Eos general corporate overhead expenses of not less than $500,000 for the fiscal year ended 9/30/2004, IFS will also bear its costs of any portions of direct expenses such as insurance, accounting and audit services, and legal services that Eos incurs directly on the behalf of IFS. Such payments are considered a cost of doing business and are not intended as a dividend or capital distribution.

This Agreement is effective through 9/30/2004 and is terminated immediately upon a change of ownership resulting in Eos not remaining the majority shareholder of IFS.

Signed:

/s/ JAMES M. CASCINO

James M. Cascino
CEO
I.F.S. of New Jersey, Inc.

Dated: January 9, 2004

/s/ JOSE FERREIRA, JR.

Jose Ferreira, Jr.
CEO
Eos International, Inc.

Dated: January 6, 2004